UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 3, 2015  (April 1, 2015)

Rally Software Development Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-35868	84-1597294
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Walnut Street Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 565-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

On April 1, 2015, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Rally Software Development Corp. (the “Company”) approved the adoption of the Company’s Fiscal Year 2016 Metrics Based Bonus — OCEO Plan (the “Plan”).  The Plan will be effective for the Company’s 2016 fiscal year, which began on February 1, 2015 and ends on January 31, 2016.  The Plan benefits Timothy A. Miller, the Company’s President Chief Executive Officer and Chairman, and certain of the Company’s executives who report directly to Mr. Miller, including James M. Lejeal, the Company’s Chief Financial Officer and Treasurer, and Ryan A. Martens, the Company’s Chief Technology Officer. The Plan provides for an annual performance period and an annual formula-based incentive payment.  The amount of the aggregate incentive payment for fiscal year 2016 is determined based on the following four metrics: new product bookings; professional services bookings; renewal rate; and operating expense.  The metrics are weighted in the following manner:  new product bookings equals 40% of total achievement; professional services bookings equals 20% of total achievement; renewal rate equals 30% of total achievement; and operating expense equals 10% of total achievement. The four metrics are paid independently, with one aggregate payment, meaning that payment may be made based on achievement of any individual metric, irrespective of whether minimum achievement conditions regarding any other metric are satisfied, or all of the metrics. Total payments under the Plan with respect to the new product bookings, professional services bookings and renewal rate metrics will not exceed 200% of the target payout for those metrics.  Total payment under the Plan with respect to the operating expense metric will not exceed 100% of the target payout for that metric. No payment will be made under the new product bookings metric or professional services metric if the total achievement under those metrics does not equal or exceed 90% of the applicable target amounts. No payment will be made under the renewal rate metric if the renewal rate for the period does not equal or exceed 80%.  No payment will be made under the operating expense metric if total operating expenses under that metric exceed a specified amount.

To be eligible for a payment under the Plan, a participant must be employed by November 3, 2015 and must also be employed on the last business day of the fiscal year.  The bonus will be prorated for the number of days employed for qualified employees who are hired mid-year.  The foregoing discussion of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

On April 1, 2015, the Board approved the base salary and annual target bonus percentage for fiscal year 2016 for Mr. Miller.  On April 1, 2015, the Committee also approved the base salary and annual target bonus percentage for fiscal year 2016 for each of Messrs. Lejeal and Martens.  The salaries and target bonus percentages are effective as of February 1, 2015.  The bonus percentages reflect, as a percentage of base salary, the annual target bonus amounts for fiscal year 2016 that Messrs. Miller, Lejeal and Martens are eligible to receive pursuant to the Plan.  The following chart sets forth the approved base salary and annual target bonus percentages for each of Messrs. Miller, Lejeal and Martens.

Base Salary and Target Bonuses for Fiscal Year 2016

	Base Salary	Target Bonus Amount (percent of Base Salary)
Timothy A. Miller President, Chief Executive Officer and Chairman	$360,000	100%
James M. Lejeal Chief Financial Officer and Treasurer	$357,500	50%
Ryan A. Martens Chief Technology Officer	$295,000	45%

Stock Option and Restricted Stock Unit Grants

On April 1, 2015, the Board approved the grant of stock options (“Options”) and restricted stock units (“RSUs”) to Mr. Miller.  On April 1, 2015, the Committee also approved the grant of Options and RSUs to each of Messrs. Lejeal and Martens.  The following table sets forth the number of Options and RSUs granted to each of Messrs. Miller, Lejeal and Martens:

	Options Granted	RSUs Granted
Timothy A. Miller President, Chief Executive Officer and Chairman	135,000	79,000
James M. Lejeal Chief Financial Officer and Treasurer	66,000	31,000
Ryan A. Martens Chief Technology Officer	28,000	13,000

The Options and RSUs were granted under the Company’s 2013 Equity Incentive Plan, and the Company’s forms of stock option agreement, option grant notice, restricted stock unit award agreement and notice of grant award, respectively (collectively, the “Related Agreements”), in each case, previously filed with the Securities and Exchange Commission (the “SEC”).  The Options will vest and become exercisable in a series of 48 successive equal monthly installments beginning on April 1, 2015, and the RSUs will vest in a series of four successive equal annual installments beginning on April 25, 2016 such that the RSUs are fully vested on April 25, 2019, in each case provided that the recipient remains employed by the Company through the applicable vesting date.

The foregoing summary of the Related Agreements is qualified in its entirety by reference to the full text of the Related Agreements that the Company has previously filed with the SEC.

Item 9.01                                           Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description
10.1	Rally Software Fiscal Year 2016 Metrics Based Bonus — OCEO Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rally Software Development Corp.

Dated: April 3, 2015
	By:	/s/ James M. Lejeal
James M. Lejeal
Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Rally Software Fiscal Year 2016 Metrics Based Bonus — OCEO Plan